Exhibit 10.1

ALECTOR, INC.

OUTSIDE DIRECTOR COMPENSATION POLICY

As amended and restated on June 11, 2025 (the “Effective Date”)

Alector, Inc. (the “Company”) believes that providing cash and equity compensation to members of its Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain and reward Directors who are not employees of the Company (the “Outside Directors”). This Outside Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding cash compensation and grants of equity awards to its Outside Directors. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given such terms in the Company’s 2019 Equity Incentive Plan, as amended from time to time (the “Plan”), or if the Plan is no longer in use at the time of an equity award, the meaning given such terms or any similar terms in the equity plan then in place under which such equity award is granted. Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of the equity and cash payments such Outside Director receives under this Policy.

1.
Cash Compensation

Annual Cash Retainer

Each Outside Director will be paid an annual cash retainer of $45,000. There are no per‑meeting attendance fees for Board meetings.

Committee Annual Cash Retainer

As of the Effective Date, each Outside Director who serves as the chairman of the Board or the chair or a member of a committee of the Board will be eligible to earn additional annual fees as follows:

Non-Executive Chairperson of the Board:	$30,000
Chairperson of Audit Committee:	$20,000
Member of Audit Committee:	$10,000
Chairperson of People, Culture, and Compensation Committee:	$15,000
Member of People, Culture, and Compensation Committee:	$7,500
Chairperson of Nominating and Governance Committee:	$10,000
Member of Nominating and Governance Committee:	$5,000

For clarity, each Outside Director who serves as the chairperson of a committee will receive only the annual fee as the chairperson of the committee and will not also receive the additional annual fee as a member of the committee.

Payment

Each annual cash retainer under this Policy will be paid quarterly in arrears on a prorated basis to each Outside Director who has served in the relevant capacity at any point during the immediately preceding fiscal quarter, and such payment shall be made no later than 30 days following the end of such immediately preceding fiscal quarter. For purposes of clarification, an Outside Director who has served as an Outside Director, as a member of an applicable committee (or chairperson thereof) during only a portion of the relevant Company fiscal quarter will receive a pro-rated payment of the quarterly payment of the applicable annual cash retainer(s), calculated based on the number of days during such fiscal quarter such Outside Director has served in the relevant capacities. For purposes of clarification, an Outside Director who has served as an Outside Director, as a member of an applicable committee (or chairperson thereof), from the Effective Date through the end of the fiscal quarter containing the Effective Date (the “Initial Period”) will receive a prorated payment of the quarterly payment of the applicable annual cash retainer(s), calculated based on the number of days during the Initial Period that such Outside Director has served in the relevant capacities.

2.
Equity Compensation

In addition to the annual cash retainers described above, Outside Directors will be eligible to receive all types of Awards (except Incentive Stock Options, Performance Units or Performance Shares) under the Plan (or the applicable equity plan in place at the time of grant), including discretionary Awards not covered under this Policy. All grants of Awards to Outside Directors pursuant to this Section of the Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:

(a) No Discretion. No person will have any discretion to select which Outside Directors will be granted any Awards under this Policy or to determine the number of Shares to be covered by such Awards.

(b) Initial Award. Subject to Section 11 of the Plan, each individual who first becomes an Outside Director following the Effective Date will be granted a nonstatutory stock option to purchase 17,500 Shares (the “Initial Option Award”) and 52,500 restricted stock units (the “Initial RSU Award” and together with the Initial Option Award, the “Initial Award”). The Initial Award will be made on the first trading date on or after the date on which such individual first becomes an Outside Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy. If an individual was a member of the Board and also an employee, becoming an Outside Director due to termination of employment will not entitle the Outside Director to an Initial Award. Each Initial Option Award will vest as to 1/48th of the Shares subject to the Initial Option Award on the one-month anniversary of the date the applicable Outside Director’s service as an Outside Director commenced and as to 1/48th of the Shares subject to the Initial Option Award each month thereafter, in each case subject to the Outside Director continuing to be a Service Provider through the applicable vesting date. Each Initial RSU Award will vest as to 1/12th of the Shares subject to the Initial RSU Award on the first Quarterly Vesting Date (as defined below) that occurs on or following the date that is three months after the date the applicable Outside Director’s service as an Outside Director commenced, and as to 1/12th of the Shares on each Quarterly Vesting Date thereafter, in each case subject to the Outside Director continuing to be a Service Provider through the applicable Quarterly Vesting Date. “Quarterly Vesting Date” means each of March 1, June 1, September 1, and December 1. Each Initial Option Award and Initial RSU Award will become fully vested and exercisable immediately prior to a Change in Control, subject to the Outside Director continuing to be a Service Provider at the time of the Change in Control.

In the event that the Initial Award has a combined Value greater than 2x the Value of the most recent Annual Award issued to each Outside Director (the “Initial Award Limit”), then the number of shares subject to such Initial Award shall be automatically reduced such that the Value of the Initial Award equals the Initial Award Limit.

For the purposes of this Policy, “Value” means the grant date fair value (determined in accordance with U.S. generally accepted accounting principles), or such other methodology the Board may determine prior to the grant of the Award becoming effective, as applicable.

(c) Annual Award. Subject to Section 11 of the Plan, on the date of each annual meeting of the Company’s stockholders following the Effective Date (each, an “Annual Meeting”), each Outside Director who, as of such annual meeting date, has served on the Board as a Director for at least the preceding six months, will be automatically granted a nonstatutory stock option to purchase 9,450 Shares (the “Annual Option Award”), and 28,700 restricted stock units (the “Annual RSU Award” and together with the Annual Option Award, the “Annual Award”).

Each Annual Option Award will vest as to 1/12th of the Shares subject to the Annual Option Award each month after the date the Annual Option is granted, provided that the Annual Option Award will vest in full on the earlier of (i) the one-year anniversary of the date of grant, or (ii) the date of the next regularly scheduled Annual Meeting, in each case subject to the Outside Director continuing to be a Service Provider through the applicable vesting date. Each Annual Option Award will become fully vested and exercisable immediately prior to a Change in Control, subject to the Outside Director continuing to be a Service Provider through the date of the Change in Control.

Each Annual RSU Award will vest in full on the earlier of (i) the one-year anniversary of the date of grant, or (ii) the date of the next regularly scheduled Annual Meeting, in each case subject to the Outside Director continuing to be a Service Provider through the applicable vesting date. Each Annual RSU Award will become fully vested and exercisable immediately prior to a Change in Control, subject to the Outside Director continuing to be a Service Provider through the date of the Change in Control.

(d) Additional Terms of Initial Option Awards and Annual Option Awards. The terms and conditions of each Initial Option Award and each Annual Option Award will be as follows:

(i) The term of each Initial Option Award and each Annual Option Award will be ten years, subject to earlier termination as provided in the Plan.

(ii) Each Initial Option Award and each Annual Option Award will have an exercise price per Share equal to 100% of the Fair Market Value per Share on the grant date.

(e) Deferral of RSU Awards. The Administrator may, in its discretion, provide an Outside Director with the opportunity to elect to defer the delivery of Shares pursuant to an Annual RSU Award (a “Deferral Election”). Any such Deferral Election will be subject to such rules, conditions and procedures as shall be determined by the Administrator, in its sole discretion, which rules, conditions and procedures shall at all times comply with the requirements of Section 409A (as defined below), unless otherwise specifically determined by the Administrator. Each Deferral Election shall be made pursuant to a form of deferral election approved by the Administrator.

3.
Change in Control

In the event of a Change in Control, each Outside Director will fully vest in his or her outstanding Company equity awards, including any Initial Award or Annual RSU Award, provided that the Outside Director continues to be an Outside Director through such date.

4.
Annual Compensation Limit

If the Company’s Market Capitalization is less than $500,000,000, no Outside Director may be paid, issued or granted, in any fiscal year, Annual Compensation greater than $300,000. If the Company’s Market Capitalization is equal to or greater than $500,000,000 but less than $1,000,000,000, no Outside Director may be paid, issued or granted, in any fiscal year, Annual Compensation greater than $400,000. If the Company’s Market Capitalization is equal to or greater than $1,000,000,000, no Outside Director may be paid, issued or granted, in any fiscal year, Annual Compensation greater than $500,000.

For purposes of this section, “Annual Compensation” shall be comprised of the sum of (a) any cash compensation paid plus (b) the Value of any Awards (other than the Initial Awards), granted to an Outside Director for services in any fiscal year. Any cash compensation paid or Awards granted to an individual for his or her services as an Employee, for his or her services as a Consultant (other than as an Outside Director), or for other activity in the Company’s service outside of serving as an Outside Director, will not count as Annual Compensation for purposes of the limitations under this Section 4. For clarity, any Initial Awards (including any adjustments due to the Initial Award Limit) shall not be considered Annual Compensation.

For purposes of this section, “Market Capitalization” means the product of (a) the number of Shares outstanding and (b) the closing price of one Share as quoted on The Nasdaq Stock Market LLC (“Nasdaq”) (or other stock exchange or national market system on which the Company’s Common Stock trades), determined as of March 1 of the applicable year, or in the event that Nasdaq is closed on March 1, then the immediately preceding trading day.

5.
Travel Expenses

Each Outside Director’s reasonable, customary and documented travel expenses to Board meetings will be reimbursed by the Company.

6.
Additional Provisions

All provisions of the Plan not inconsistent with this Policy will apply to Awards granted to Outside Directors.

7.
Adjustments

In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Policy, will adjust the number of Shares issuable pursuant to Awards granted under this Policy.

8.
Section 409A

In no event will cash compensation or expense reimbursement payments under this Policy be paid after the later of (i) the 15th day of the 3rd month following the end of the Company’s fiscal year in which the compensation is earned or expenses are incurred, as applicable, or (ii) the 15th day of the 3rd month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and guidance thereunder, as may be amended from time to time (together, “Section 409A”). It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will the Company reimburse an Outside Director for any taxes imposed or other costs incurred as a result of Section 409A.

9.
Revisions

The Board may amend, alter, suspend or terminate this Policy at any time and for any reason. No amendment, alteration, suspension or termination of this Policy will materially impair the rights of an Outside Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed between the Outside Director and the Company. Termination of this Policy will not affect the Board’s or the People, Culture, and Compensation Committee’s ability to exercise the powers granted to it under the Plan with respect to Awards granted under the Plan pursuant to this Policy prior to the date of such termination.